Exhibit 99.1

Noranda Aluminum Acquisition Corporation Announces Expiration of Early Tender Date and Withdrawal Date in Offer for its Senior Floating Rate Notes Due 2015

FRANKLIN, Tenn.--(BUSINESS WIRE)--March 8, 2012--Noranda Aluminum Acquisition Corporation (“Noranda”), a leading North American integrated producer of value-added primary aluminum products, today announced that the Early Tender Date (as defined below) in respect of its previously announced modified “Dutch Auction” tender offer (the “Offer”) for a portion of its outstanding Senior Floating Rate Notes due 2015 (the “Notes”) expired at 5:00 p.m., New York City time, on March 7, 2012 (the “Early Tender Date”).

As of the Early Tender Date, Noranda received valid tenders from holders of $288.4 million in aggregate principal amount of the Notes at various bid prices within the acceptable bid price range of $950.00 to $997.50 per $1,000 principal amount. The aggregate amount of Notes validly tendered and not withdrawn at the Early Tender Date exceeded the Tender Cap ($75 million in aggregate principal amount of the Notes); therefore, Noranda will accept for purchase Notes validly tendered in the Offer below the Clearing Price (as defined in the Offer to Purchase) and will accept for purchase Notes validly tendered in the Offer at the Clearing Price on a prorated basis as described in the Offer to Purchase with a proration factor of 32.3%.

Holders who validly tendered and did not validly withdraw their Notes at or prior to the Early Tender Date and whose Notes are accepted for payment will receive the Total Consideration of $985 per $1,000 principal amount, which includes the Early Tender Payment of $30 per $1,000 principal amount of Notes. Holders whose Notes are accepted by Noranda for purchase pursuant to the Offer will also receive accrued and unpaid interest on their Notes accepted for purchase, up to, but excluding, the Early Payment Date (as defined below). Payment of the Total Consideration and accrued and unpaid interest to such Holders will take place on or about March 8, 2012, subject to the satisfaction or waiver of the conditions specified in the Offer to Purchase (the “Early Payment Date”).

Previously validly tendered Notes cannot be withdrawn after the Withdrawal Date, which also occurred at 5:00 p.m., New York City time, on March 7, 2012, and holders who validly tender Notes after the Withdrawal Date do not have withdrawal rights. The Offer will expire at 12:00 midnight New York City time at the end of March 19, 2012, unless extended or earlier terminated by Noranda in its sole discretion (the “Expiration Date”). Because the aggregate principal amount of Notes validly tendered and not withdrawn exceeded the Tender Cap at the Early Tender Date, Noranda is exercising its option, as described in the Offer to Purchase, not to continue to accept for purchase additional Notes validly tendered after the Early Tender Date.

All Notes not accepted on the Early Payment Date either because they were tendered at prices in excess of the Clearing Price or as a result of the proration described in the Offer to Purchase, and all Notes tendered after the Early Tender Date, will be rejected from the Offer and will be returned to tendering Holders promptly following the Expiration Date.

The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal. Questions regarding the Offer may be directed to BofA Merrill Lynch, Liability Management, at 888-292-0070 (U.S. toll-free) and 980-387-3907 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-389-1500 (U.S. toll-free) and 212-430-3774 (collect).

This press release is for informational purposes only. This announcement does not constitute an offer to purchase or a solicitation of any offer to sell the Notes or any other securities or a notice of redemption. The Offer is being made solely by the Offer to Purchase, dated February 21, 2012, as supplemented, and the related Letter of Transmittal.

The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Noranda, as the case may be, by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About the Company

Noranda Aluminum Acquisition Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is subsidiary of Noranda Aluminum Holding Corporation, a public company controlled by affiliates of its private equity sponsor.

Forward‐Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation statements regarding the Offer, payments thereunder and the results therefrom.

Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “pursue,” “seeks,” “approximately,” “anticipates,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its future plans or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.

For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Noranda Aluminum Acquisition Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com